Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY SECOND QUARTER 2015 Financial Results

SPRINGFIELD, MO – (July 16, 2015) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following preliminary results for its second quarter ended June 30, 2015.

Second Quarter Financial Highlights

Results of Operations

●	Diluted earnings per common share for the quarter increased to $.35 compared to diluted income per common share of $.30 for the first quarter of 2015 and $.28 for the second quarter of 2014.
●

Net income available to common shareholders increased to $1.5 million for the quarter compared to $1.2 million for the same quarter in 2014. This is also an increase from the $1.3 million earned in the first quarter of 2015.

●	Annualized return on average assets increased to .93% for the quarter compared to .86% for the same quarter in 2014.
●	Annualized return on average equity increased to 9.55% for the quarter compared to 8.71% for the same quarter in 2014.

Financial Condition

●	Gross loan balances increased $18.5 million as of June 30, 2015 compared to December 31, 2014. This was also an increase of $10.0 million as compared to March 31, 2015.
●	Total deposits increased $39.7 million as of June 30, 2015 compared to December 31, 2014. This was also a decrease of $6.3 million as compared to March 31, 2015.
●

Long-term borrowings (classified as non-core funding liabilities) decreased $18.3 million as of June 30, 2015 compared to December 31, 2014. This was also a decrease of $10.3 million as compared to March 31, 2015.

●	Tangible common equity to tangible assets increased to 9.80%.
●	Tangible book value per common share increased to $14.76.

Net income available to common shareholders was $1,538,000 for the quarter ended June 30, 2015 as compared to $1,330,000 for the first quarter of 2015 and $1,228,000 for the second quarter of 2014. Diluted earnings per common share was $.35 for the quarter ended June 30, 2015 as compared to $.30 earned for the first quarter and $.28 earned for the second quarter in 2014.

Select Quarterly Financial Data

	Quarter ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,538	$1,330	$1,228

Diluted income per common share	$0.35	$0.30	$0.28
Common shares outstanding	4,334,564	4,333,558	4,274,348
Average common shares outstanding , diluted	4,388,326	4,374,001	4,337,480

Annualized return on average assets	0.93%	0.83%	0.86%
Annualized return on average equity	9.55%	8.56%	8.71%
Net interest margin	3.39%	3.43%	3.38%
Efficiency ratio	67.08%	66.63%	62.71%

Tangible common equity to tangible assets	9.80%	9.48%	9.38%
Tangible book value per common share	$14.76	$14.62	$13.59
Nonperforming assets to total assets	1.17%	1.23%	1.97%

The following key issues contributed to the second quarter results as compared to the same period in 2014:

Interest income – The Company has continued to experience loan growth during the second quarter allowing the Company to put additional cash and investment funds into higher yielding loans. However, in this highly competitive rate environment, pricing on new and renewed credit remains difficult. This pressure has prevented the Company from significantly improving its loan yield compared to 2014. However, due to increased loan balances, the Company has increased its total earning asset yield during the quarter to 4.11% as compared to 4.10% during the same quarter in 2014.

Interest expense - On the liability side, over the last several years, significant efforts to grow lower cost core deposit relationships have been successful and allowed for reductions in wholesale funding reducing the Company’s cost of funds. During the last few quarters, however, opportunities to reduce the cost of funds have been limited. The average cost of funds for the quarter remained unchanged at .81% as compared to the same quarter in 2014. Going forward, the Company will utilize a cost effective mix of retail deposits and non-core, wholesale funding to fund its organic asset growth.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company did not record a provision for loan loss expense during the quarter, a decline from the $325,000 recognized during the prior year quarter.

The allowance for loan losses as of June 30, 2015 was 1.30% of gross loans outstanding (excluding mortgage loans held for sale), a slight decrease from the 1.34% as of December 31, 2014. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $649,000 during the quarter primarily due to the Company’s gains on sales of loans and investment securities. First, the Company’s gains on sales of fixed-rate loans in the secondary market increased $114,000 compared to the prior year quarter. Fixed-rate mortgage volume of $13.6 million for the quarter was an increase of 23% compared to the prior year quarter.

Secondly, the Company executed a structured transaction during the quarter selling $4.0 million of Small Business Administration (“SBA”) guaranteed loans and $5.8 million of investment securities for a combined gain of $488,000. With those proceeds, the Company prepaid a $10 million repurchase agreement (bearing annual interest of 2.61%) incurring a prepayment penalty of $464,000. This prepayment has allowed the Company to significantly reduce higher cost, non-core funding liabilities on its balance sheet and eliminate future annual interest expense of $261,000. This transaction will improve the Company’s cost of funds as well enhance other liquidity and capital performance measurements.

Non-interest expense – Non-interest expense increased $890,000 over the prior year quarter primarily due to a few significant items.

First, salaries and employee benefits have increased $256,000 due to the addition of several key officers during the last two quarters. The Company continues to strengthen its depth in the areas of technology, marketing, commercial and retail production in order to position itself for future growth and expansion. Also impacting compensation were mortgage commissions which have increased due to the mortgage volume noted above.

Secondly, included in non-interest expense during the period was a $464,000 prepayment penalty on the structured transaction discussed above under “Non-interest income”. Excluding the structured transaction, the Company’s efficiency ratio would have been 64.91% for the quarter, rather than 67.08%.

Provision for income taxes – The increase in the provision for income taxes for the quarter is a direct result of the Company’s increase in taxable income.

Capital – At June 30, 2015, stockholders’ equity increased to $64.0 million compared to $61.5 at December 31, 2014. First, equity increased due to $2.9 million in net income for the six months. Secondly, as a result of changes in market rates, the Company experienced a decline in the value of its investment portfolio during the six month period. The equity portion of the Company’s unrealized losses on available-for-sale securities increased $251,000 at June 30, 2015 as compared to December 31, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $7.6 million as of June 30, 2015 as compared to $8.5 million at December 31, 2014. Nonperforming assets as a percentage of total assets was 1.17% as of June 30, 2015 compared to 1.35% as of December 31, 2014 and 1.97% as of June 30, 2014.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters ended June 30, 2015 and 2014 is set forth below.

	Quarter ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollar amounts are in thousands)

Net income	$1,538	$1,339	$2,867	$2,640

Add back:
Provision for income taxes	696	514	1,285	967
Income before income taxes	2,234	1,853	4,152	3,607

Add back/(subtract):
Gains on investment securities	(149)	(8)	(155)	(11)
Loss on foreclosed assets held for sale	7	61	18	77
Gain on sale of SBA loans	(344)	-	(344)	-
Prepayment penalty on repurchase agreements	464	-	464	-
Provision for loan losses	-	325	150	525
	(22)	378	133	591
Operating income	$2,212	$2,231	$4,285	$4,198

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Six months ended
Operating Data:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,386	$6,037	$12,674	$12,398
Total interest expense	1,112	1,060	2,204	2,161
Net interest income	5,274	4,977	10,470	10,237
Provision for loan losses	-	325	150	525
Net interest income after provision for loan losses	5,274	4,652	10,320	9,712
Noninterest income	1,512	863	2,513	1,680
Noninterest expense	4,552	3,662	8,681	7,785
Income before income taxes	2,234	1,853	4,152	3,607
Provision for income taxes	696	514	1,285	967
Net income	1,538	1,339	2,867	2,640
Preferred stock dividends and discount accretion	-	111	-	357
Net income available for common shareholders	$1,538	$1,228	$2,867	$2,283
Net income per common share-basic	$0.35	$0.29	$0.66	$0.61
Net income per common share-diluted	$0.35	$0.28	$0.65	$0.60

Annualized return on average assets	0.93%	0.86%	0.88%	0.85%
Annualized return on average equity	9.55%	8.71%	9.07%	8.95%
Net interest margin	3.39%	3.38%	3.41%	3.49%
Efficiency ratio	67.08%	62.71%	66.86%	65.33%

	At	At
Financial Condition Data:	June 30, 2015	December 31, 2014
Cash and cash equivalents	$21,417	$12,494
Investments	83,460	86,529
Loans, net of allowance for loan losses 6/30/2015 - $6,651; 12/31/2014 - $6,589	506,250	487,801
Other assets	41,511	41,636
Total assets	$652,638	$628,460

Deposits	$519,547	$479,818
Advances from correspondent banks	52,100	60,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	-	10,000
Other liabilities	1,563	1,350
Total liabilities	588,675	566,983
Stockholders' equity	63,963	61,477
Total liabilities and stockholders' equity	$652,638	$628,460
Equity to assets ratio	9.80%	9.78%
Tangible book value per common share	$14.76	$14.30
Nonperforming assets	$7,613	$8,456